UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Neurocrine Biosciences, Inc.

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May 16, 2007

Dear Investor:

At Neurocrine’s Annual Shareholders Meeting, scheduled to be held on June 1, 2007, shareholders will vote on the approval to increase the number of shares of common stock reserved for issuance under the Company’s 2003 Incentive Stock Plan from 4,300,000 to 4,800,000 shares. We strongly believe that the approval of the amendment to the Plan is critical to our ongoing efforts to build shareholder value.

The Plan is the product of a deliberative process spearheaded by the Compensation Committee of our Board of Directors. The Committee reviewed our equity compensation practices to ensure that they address shareholder concerns and that they appropriately provide incentives to employees to continue their efforts to build shareholder value. We also consulted with several of our institutional shareholders to ensure that we understood shareholder concerns.

In May of 2006, Neurocrine had a regulatory setback with its drug for insomnia, indiplon, which resulted in the need to substantially reduce our work force. The majority of our employees had stock options with exercise prices that were significantly above the former and current stock price. In order to meet our corporate objectives and retain the remaining employees we implemented a two-for-one stock option exchange offer in September 2006, allowing certain employees to cancel one-half of their options and amend the exercise price of their remaining options. An additional result of this two-for-one exchange was to reduce our outstanding stock options by approximately 1 million shares and reduce our stock option overhang by over 13%.

On September 26, 2006, the Company completed this two-for-one exchange offer for holders of outstanding options with an exercise price in excess of $20.00. The members of the executive management team and members of the Board of Directors were not eligible and did not participate in the Offer.  Importantly, to safeguard the Company’s objective of retaining employees over the long term, all of the repriced options under the exchange offer are subject to a three year vesting period that commenced in September of 2006. We strongly believe that with options vesting annually by one-third at the end of each year, this plan has key employee retention value.

For the reasons highlighted below, and more fully discussed in our proxy statement (available at www.neurocrine.com), our Board of Directors unanimously recommends that shareholders approve the amendment to the Incentive Stock Plan.

•	At Neurocrine, equity awards foster an ownership culture and are a critical tool for driving shareholder value and for recruiting, retaining and motivating employees. The Company operates in an intensely competitive environment, with highly skilled professionals and our continued success is closely correlated with offering an ownership culture and with recruiting and retaining talented employees and a strong management team.

•	We grant annual equity awards to employees as an incentive to retain our work force and remain competitive.

•	The terms of our annual equity awards and our employee policies are designed to align employee and shareholder interests. We grant equity awards to a broad group of employees and such awards constitute a significant component of our employees’ total compensation. Our annual equity awards contain long-term vesting and provisions designed to encourage employees to focus on Neurocrine’s long-term goals and success.

If our shareholders do not approve the amendment to the Incentive Stock Plan, we strongly believe that we will be unable to successfully use equity as part of our compensation program, as most of our competitors in the industry do, putting our Company at a significant disadvantage and compromising our ability to enhance shareholder value.

Please support our efforts to build shareholder value by casting your vote “FOR” the amendment to the Incentive Stock Plan at the June 1st Neurocrine Annual Meeting.

If you have any questions, or need assistance in voting your shares, please contact me at 858-617-7650 or email: glyons@neurocrine.com or please contact our CFO Tim Coughlin at 858-617-7817 or email: tcoughlin@neurocrine.com.

Very truly yours,

Gary A. Lyons
President and CEO